Exhibit 16.1

January 12, 2009

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C.  20549

Dear Ladies and Gentlemen:

We have read the disclosure by Educational Development Corporation (the Company) set forth in Item 4.01 “Changes in Registrants Certifying Accountants” of the Company’s Current Report on Form 8-K dated January 7, 2009 (the Current Report) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our predecessor firm, Tullius Taylor Sartain & Sartain LLP.

Sincerely,

HOGANTAYLOR LLP